UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 6, 2009

AMGEN INC.

(Exact name of registrant as specified in its charter)

Delaware	000-12477	95-3540776
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Amgen Center Drive Thousand Oaks, CA	91320-1799
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 805-447-1000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 6, 2009, the Board of Directors (the “Board”) of Amgen Inc. (the “Company”) approved and adopted the following amendment to the Amended and Restated Bylaws of the Company (the “Bylaws”), which became effective upon its adoption by the Board on October 6, 2009:

Article III, Section 6 was modified to enable stockholders of the Company with at least fifteen percent (15%) of the Company’s outstanding common stock to request a special meeting of stockholders. The amendment contains certain exceptions to prevent special meetings from being called at the direction of stockholders under certain circumstances, including within ninety (90) days of the anniversary of the prior annual meeting of stockholders or if a substantially similar item has been presented at a meeting of stockholders held within the prior one hundred twenty (120) days.

Prior to this amendment, the Bylaws did not authorize stockholders to call special meetings of stockholders.

The Board also approved and adopted various technical amendments to the Bylaws to reflect recent changes to the General Corporation Law of the State of Delaware, including with respect to the determination of the record date for stockholders entitled to notice of stockholders’ meetings and the record date for stockholders entitled to vote at stockholders’ meetings.

The restatement of the Bylaws integrates into one document the amendments described above, along with all prior amendments to the Bylaws, previously disclosed by the Company.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Bylaws, as amended and restated October 6, 2009, which are attached hereto as Exhibit 3.1 and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

3.1	Amended and Restated Bylaws of Amgen Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMGEN INC.

Date: October 7, 2009	By:	/s/ David J. Scott
	Name:	David J. Scott
	Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Document Description

3.1	Amended and Restated Bylaws of Amgen Inc.

4